UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ACTIVCARD CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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ACTIVCARD CORP.

6623 Dumbarton Circle

Fremont, California 94555

(510) 574-0100

2006 ANNUAL MEETING OF STOCKHOLDERS

SUPPLEMENT TO PROXY STATEMENT

Dear Stockholder:

On February 22, 2006, ActivCard Corp. (the “Company”) announced that Ben C. Barnes had resigned as Chief Executive Officer and as a director of the Company. As a result of Mr. Barnes’s resignation as a director, the Board of Directors reduced the number of directors from eight to seven. Additionally, because Mr. Barnes will not be nominated for election as a director at the Company’s 2006 Annual Meeting of Stockholders, which will be held on February 27, 2006 (the “Annual Meeting”), the size of the Board will be further reduced at the Annual Meeting from six directors to five. The Board has named Richard A. Kashnow and Jason Hart as proxy holders for the Company, with the power to vote all proxies solicited pursuant to the Company’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission (“SEC”) on January 30, 2006 (the “Proxy Statement”).

Any stockholder who desires to revoke or change a previously executed proxy may do so in the manner described in the Proxy Statement. Copies of the Proxy Statement are available on the SEC’s website at www.sec.gov and through the Company’s investor relations department, which can be reached at (510) 574-0100.

Sincerely,

/s/ Richard A. Kashnow

Richard A. Kashnow

Chairman of the Board